Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

TMC the metal company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (2)(3)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value	457(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Equity	Preferred Shares, no par value	457(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Debt	Debt Securities	457(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Equity	Warrants	457(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Equity	Units (5)	457(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Unallocated (Universal) Shelf	-	457(o)	$100,000,000	-	$100,000,000	0.0000927	$9,270.00	-	-	-	-
Fees to Be Paid	Equity	Common Shares, no par value	457(c)	38,266,180 (6)	$1.00 (7)	$38,266,180	0.0000927	$3,547.28	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amount					$138,266,180		$12,817.28
	Total Fees Previously Paid							-	-
	Total Fee Offsets							-	-
	Net Fee Due							$12,817.28

(1) Securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) With respect to the Unallocated (Universal) Shelf, there are being registered hereunder such indeterminate number of common shares and preferred shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common shares, preferred shares or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of common shares and preferred shares and amount of debt securities as may be issued upon conversion of or exchange for preferred shares or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3) With respect to the Unallocated (Universal) Shelf, the proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4) With respect to the Unallocated (Universal) Shelf, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(5) Consisting of some or all of the securities listed above, in any combination, including common shares, preferred shares, warrants and debt securities.

(6) Represents the number of common shares issued or issuable to the selling shareholders in private placement transactions or for advisory services rendered to the registrant. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of share splits, dividends or similar transactions.

(7) In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the common shares is estimated solely for the calculation of the registration fees due for this filing. This estimate was based on the average of the high and low sales price of our common shares reported on The Nasdaq Global Select Market on September 14, 2022.